As filed with the Securities and Exchange Commission on May 30, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement Under
The Securities Act of 1933

SUPERIOR BANCORP
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	63-1201350
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)
17 North Twentieth Street
Birmingham, Alabama 35203
(Address of Principal Executive Offices)
(Zip Code)
Stock Issued to Non-Employee Directors
in Lieu of Directors’ Fees
(Full Title of the Plans)
C. STANLEY BAILEY
Chief Executive Officer
Superior Bancorp
17 North Twentieth Street
Birmingham, Alabama 35203
(Name and Address of Agent for Service)
(205) 327-1400
(Telephone Number, including Area Code, of Agent for Service)
The Commission is requested to send copies of all notices and other communications to:
William W. Horton
Haskell Slaughter Young & Rediker, LLC
1400 Park Place Tower
2001 Park Place North
Birmingham, Alabama 35203
Tel: (205) 254-1448
Fax: (205) 324-1133

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered	Per Share (1)	Price (1)(2)	Registration Fee (2)
Common Stock, par value $.001 per share	100,000 shares	N/A	$1,113,000	$119.09

(1)	All shares of stock that are the subject of this Registration Statement on Form S-8 will be valued at the closing price of such stock on the deemed dates of issuance, which will coincide with the dates on which Superior Bancorp’s Board of Directors or committees thereof hold meetings.

(2)	Pursuant to Rule 457(b)(1), the registration fee has been calculated based on the average of the high and low sale prices for Superior Bancorp’s Common Stock reported on the NASDAQ National Market System on May 24, 2006, or $11.13 per share.

INTRODUCTORY NOTE
     This Registration Statement on Form S-8 is filed to register shares of Common Stock, par value $.001 per share, of Superior Bancorp, a Delaware corporation (the “Company”), to be issued to non-employee directors of the Company who elect to receive such stock in lieu of some or all of their directors’ compensation.
     In April 2005, the Company’s Board of Directors, acting upon the recommendation of its Compensation Committee, modified the Company’s directors’ compensation policies effective July 1, 2005, to provide that non-employee directors would receive an annual retainer of $10,000 (paid in equal quarterly installments), meeting fees of $1,500 per Board meeting attended, and committee meeting fees of $1,500 per meeting for committee chairs and $1,000 per meeting for other committee members. (These fees are inclusive of all meetings of the Board of Directors of the Company and the Board of Directors of Superior Bank, so that only one such fee is payable when meetings of both the parent and subsidiary boards occur on the same day, as is our customary practice.) At the same time, the Company’s Board of Directors, acting upon the recommendation of its Compensation Committee, approved a plan to allow non-employee directors to receive some or all of their directors’ fees in shares of our common stock (the “Non-Employee Directors Stock Plan”). The Non-Employee Directors Stock Plan was approved by the stockholders of the Company at the Company’s 2006 Annual Meeting of Stockholders.
     There is no written plan document governing the Non-Employee Directors Stock Plan. The material details of the plan are summarized in Exhibit (4) to this Registration Statement on Form S-8.
     Solely for purposes of registering the shares to be issued under the Non-Employee Directors Stock Plan, the Board of Directors has initially reserved 100,000 shares of common stock for issuance to non-employee directors in lieu of directors’ fees. At such time, if any, as such reserve is inadequate for reasonably anticipated issuances during the next fiscal year, the Board of Directors may reserve additional shares for issuance in lieu of non-employee directors’ fees on the same terms as summarized in Exhibit (4).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to specified officers and employees pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). The documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     Superior Bancorp, a Delaware corporation formerly known as The Banc Corporation (the “Company”), incorporates by reference into this Registration Statement on Form S-8 (the “Registration Statement”) the following documents which have previously been filed by the Company with the Securities and Exchange Commission (the “Commission”):
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

(c)	The Company’s Current Reports on Form 8-K dated as of January 4, 2006, January 26, 2006, February 27, 2006, March 6, 2006, April 17, 2006, April 28, 2006, April 29, 2006, and May 18, 2006.

(d)	The description of securities to be registered contained in the Registration Statement filed with the Commission on Form 8-A under the Securities Exchange Act of 1934 ( the “Exchange Act”) and declared effective on November 4, 1998, including any amendment or reports filed for the purpose of updating such description.

(e)	All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
     Notwithstanding any other provision of this Item 3, no portion of any document listed above which is furnished to, but not filed with, the Securities and Exchange Commission shall be deemed to be incorporated by reference herein unless such furnished portion is expressly so incorporated. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Haskell Slaughter Young & Rediker, LLC, Birmingham, Alabama. Attorneys with Haskell Slaughter Young & Rediker, LLC beneficially own 21,100 shares of the Company’s Common Stock.
Item 6. Indemnification of Directors and Officers
     Section 102(b)(7) of the Delaware General Corporate Law (“DGCL”) permits a Delaware corporation in its certificate of incorporation to limit or eliminate, subject to certain statutory limitations, the personal liability of their directors in certain circumstances. The Company’s Restated Certificate of Incorporation (the “Certificate”) contains a provision eliminating or limiting director liability to the Company and its stockholders for monetary damages arising from acts or omissions in the director’s capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director’s fiduciary duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.
     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with its provisions. Section 9.2 of the Company’s Certificate provides for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of the Company who, by reason of the fact that he or she is a director, officer, employee, or agent of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.
     The Company has entered into agreements with some of its directors and executive officers pursuant to which the Company has agreed to indemnify such directors and executive officers against liability incurred by them by reason of their services as a director or officer to the fullest extent allowable under applicable law. In addition, the Company has purchased insurance containing customary terms and conditions as permitted by Delaware law on behalf of its directors and executive officers, which may cover liabilities under the Securities Act.
Item 7. Exemption From Registration Claimed
     Not applicable.

Item 8. Exhibits

Exhibit
Number	Description of Exhibit

(3)	Restated Certificate of Incorporation of Superior Bancorp, filed as Exhibit (3) to the Company’s Current Report on Form 8-K dated May 18, 2006, is hereby incorporated herein by reference.

(4)	Summary Description of Non-Employee Directors Stock Plan.

(5)	Opinion of Haskell Slaughter Young & Rediker, LLC as to the legality of the Superior Bancorp Common Stock being registered.

(23)-1	Consent of Carr, Riggs & Ingram, LLC.

(23)-2	Consent of Ernst & Young LLP.

(23)-3	Consent of Haskell Slaughter Young & Rediker, LLC (included in Exhibit 5).

24	Powers of Attorney (set forth on the signature page of this Registration Statement).
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or, otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on May 30, 2006.

SUPERIOR BANCORP

By	/s/ C. STANLEY BAILEY

C. Stanley Bailey
Chief Executive Officer
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Stanley Bailey, Rick D. Gardner and James C. Gossett, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements relating to the offering to which this Registration Statement relates, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. Stanley Bailey	Chief Executive Officer and Director
C. Stanley Bailey	(Principal Executive Officer)	May 30, 2006

/s/ James C. Gossett	Chief Accounting Officer
James C. Gossett	(Principal Financial and Accounting Officer)	May 30, 2006

/s/ James A. Taylor	Chairman of the Board	May 30, 2006
James A. Taylor

Signature	Title	Date

/s/ James Mailon Kent, Jr.	Director	May 30, 2006
James Mailon Kent, Jr.

/s/ K. Earl Durden	Director	May 30, 2006
K. Earl Durden

/s/ Roger Barker	Director	May 30, 2006
Roger Barker

/s/ Thomas E. Jernigan, Jr.	Director	May 30, 2006
Thomas E. Jernigan, Jr.

/s/ Michael E. Stephens	Director	May 30, 2006
Michael E. Stephens

/s/ James M. Link	Director	May 30, 2006
James M. Link

/s/ Barry Morton	Director	May 30, 2006
Barry Morton

/s/ James C. White, Sr.	Director	May 30, 2006
James C. White, Sr.

/s/ Robert R. Parrish, Jr.	Director	May 30, 2006
Robert R. Parrish, Jr.

/s/ Rick D. Gardner.	Director	May 30, 2006
Rick D. Gardner

/s/ C. Marvin Scott	Director	May 30, 2006
C. Marvin Scott

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

(3)	Restated Certificate of Incorporation of Superior Bancorp, filed as Exhibit (3) to the Company’s Current Report on Form 8-K dated May 18, 2006, is hereby incorporated herein by reference.

(4)	Summary Description of Non-Employee Directors Stock Plan.

(5)	Opinion of Haskell Slaughter Young & Rediker, LLC as to the legality of the Superior Bancorp Common Stock being registered.

(23)-1	Consent of Carr, Riggs & Ingram, LLC.

(23)-2	Consent of Ernst & Young LLP.

(23)-3	Consent of Haskell Slaughter Young & Rediker, LLC (included in Exhibit 5).

24	Powers of Attorney (set forth on the signature page of this Registration Statement).